Exhibit 10.24

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of

February 16, 2018

among

AXA EQUITABLE HOLDINGS, INC.,

as the Company

the BANKS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

$500,000,000

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

BARCLAYS BANK PLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers

SECTION 10.13	[Reserved]	61
SECTION 10.14	USA PATRIOT Act	61
SECTION 10.15	No Fiduciary Duty	61
SECTION 10.16	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	62
SECTION 10.17	Right of Setoff	62

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Assignment and Assumption

SCHEDULES

Schedule I	Commitments
Schedule II	[Reserved]
Schedule III	Material Subsidiaries
Schedule IV	Hybrid Instruments
Schedule V	Debt

1

TERM LOAN AGREEMENT dated as of February 16, 2018 among: AXA EQUITABLE HOLDINGS, INC., a Delaware corporation, the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Company has requested that the Banks make, in one or more installments, a term loan to it, in an aggregate principal amount not exceeding $500,000,000, and the Banks are prepared to make such term loans upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. The following terms, as used herein, have the following meanings:

“AB Entities” means AllianceBernstein Corporation, AllianceBernstein Holding L.P., AllianceBernstein L.P. and any of their subsidiaries.

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the sum of (a) the consolidated shareholders’ equity, determined in accordance with GAAP, of the Company and its Consolidated Subsidiaries, plus (b) the aggregate Hybrid Instrument Amount; provided that, in determining such Adjusted Consolidated Net Worth, there shall be excluded (i) any “Accumulated Other Comprehensive Income (Loss)” shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, (ii) the effect of any election under the fair value option in FASB ASC 825 permitting a Person to measure its financial assets or liabilities at the fair value thereof, and the related tax impact and (iii) all noncontrolling equity interests in subsidiaries (as determined in accordance with Statement of Financial Accounting Standards No. 160, entitled “Noncontrolling Interests in Consolidated Financial Statements”) shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries.

“Administrative Agent” means JPMorgan, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” means this Term Loan Agreement, as it may be amended or modified and in effect from time to time.

“Anti-Corruption Laws” has the meaning set forth in Section 4.17.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.17.

“Applicable Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

“Applicable Commitment Fee Rate” means, for any day, with respect to the Commitment Fees payable hereunder, the applicable rate per annum set forth below under the caption “Applicable Commitment Fee Rate” based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/ Moody’s)	Applicable Commitment Fee Rate
Category 1	≥ A+ / A1	0.075%
Category 2	A / A2	0.100%
Category 3	A- / A3	0.125%
Category 4	BBB+ / Baa1	0.150%
Category 5	BBB / Baa2	0.175%
Category 6	≤ BBB- / Baa3	0.200%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Commitment Fee Rate shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Commitment Fee Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Commitment Fee Rate shall be determined by reference to the Category of such rating; (d) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the second to last sentence of this definition), then the applicable rating shall be determined by reference to Category 6, provided that, if neither Moody’s nor S&P shall have in effect a rating for the Index Debt on the Effective Date, (A) the applicable rating shall be determined by reference to the corporate family rating of the Company and its Subsidiaries assigned by Moody’s and/or S&P, if available, or (B) if such a corporate family rating is not available for the Company and its Subsidiaries on the Effective Date, from such date until the earlier of (x) the date Moody’s or S&P shall have a rating in effect for such Index Debt, (y) the date Moody’s or S&P shall have a rating in effect for the corporate family of the Company and its Subsidiaries and (z) the date that is 90 days from the Effective Date, the applicable rating shall be determined by reference to Category 4; and (e) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt (or, if applicable at such time, the corporate family rating) shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Commitment Fee Rate shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation.

“Applicable Margin” means, for any day, (i) with respect to any Base Rate Term Loan, 0.125% per annum and (ii) with respect to any Euro-Dollar Term Loan, 1.125% per annum.

“Applicable Percentage” means, with respect to any Bank at any time, the percentage of the Term Loan Facility represented by (a) at any time during the Availability Period, the sum of such Bank’s (i) undrawn Commitment at such time plus (ii) the principal amount of such Bank’s Term Loan, (b) thereafter, the principal amount of such Bank’s Term Loan at such time, provided that in the case of Section 2.17 when a Defaulting Bank shall exist, “Applicable Percentage” shall mean the percentage of the total principal amount of the Term Loan (and undrawn Commitments, if any) (disregarding the principal amount of any Defaulting Bank’s portion of the Term Loan and undrawn Commitment) represented by such Bank’s portion of the principal amount of the Term Loans (and undrawn Commitments, if any).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Bank, an entity that administers or manages a Bank, or an Affiliate of either.

“Assignee” has the meaning set forth in Section 10.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to the earlier of (x) the Availability Termination Date (including such date) and (y) termination of the Commitments pursuant to Section 2.11, Section 6.01 or otherwise (excluding such date (unless such termination is a result of the Availability Termination Date)).

“Availability Termination Date” means the earlier to occur of (i) December 31, 2018 and (ii) the IPO Effective Date.

“AXA” means AXA, S.A., a société anonyme organized under the laws of France.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means each Person listed under the caption “BANKS” on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to an Assignment and Assumption or other instrument executed hereunder (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, rehabilitation or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month Interest Period (the “Relevant LIBO Rate”) on such day (or if such day is not a Euro-Dollar Business Day, the immediately preceding Euro-Dollar Business Day) plus 1%, provided that for the purpose of this definition, the LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, provided further that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Relevant LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.01 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Term Loan” means the portion of the Term Loan that bears interest by reference to the Base Rate in accordance with the applicable Notice of Borrowing, Article VIII or as otherwise set forth herein.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrowing” has the meaning set forth in Section 1.03.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Change of Control” means any event or series of events by which:

(i) prior to the IPO Effective Date, AXA ceases to own, directly or indirectly, outstanding shares of common stock of the Company representing 65% or more of the aggregate ordinary voting power represented by the issued and outstanding common stock of the Company; or

(ii) from and after the IPO Effective Date, any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than AXA shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 35% or more of the outstanding shares of common stock of the Company (unless AXA shall own, beneficially, directly or indirectly, shares representing a greater percentage of the aggregate ordinary voting power represented by the issued and outstanding common stock of the Company owned by such person or group).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commitment” means, with respect to any Bank, its obligation to make the Term Loan to the Company pursuant to Section 2.04 in an aggregate principal amount over all installments thereof not to the exceed the amount set forth opposite such Bank’s name on Schedule I hereto (reflecting the Commitments on the date hereof) or in the Assignment and Assumption or other instrument executed and delivered hereunder pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be reduced from time to time pursuant to this Agreement, including, without limitation, reductions pursuant to Section 2.04 and 2.11(c). The aggregate amount of the Banks’ Commitments is $500,000,000 as of the date hereof. The Commitments of the Banks are several and not joint and no Bank shall be responsible for any other Bank’s failure to make the Term Loan hereunder.

“Commitment Fee” has the meaning set forth in Section 2.10(a).

“Company” means AXA Equitable Holdings, Inc., a Delaware corporation, and its successors.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date; provided that, for purposes of Sections 4.04(a) and (b) and 5.01, the term “Consolidated Subsidiary” shall include each of the AB Entities and the Investment Entities to the extent the accounts of such entity are required to be (and are) consolidated with those of the Company in its consolidated financial statements in accordance with GAAP.

“Consolidated Total Capitalization” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) Consolidated Total Indebtedness plus (ii) Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (i) the aggregate amount of all Non-Operating Indebtedness plus (ii) the aggregate amount of all Disqualified Capital Stock and Hybrid Instruments of such Person to the extent such amount would not be included in the determination of Adjusted Consolidated Net Worth.

“Credit Documents” means (a) this Agreement, (b) the Notes and (c) the Fee Letters.

“Credit Party” means the Administrative Agent or any Bank.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (g) all Debt of others Guaranteed by such Person, and (h) all obligations of such Person in respect of Disqualified Capital Stock (and, for the avoidance of doubt, Debt shall include Hybrid Instruments); provided that the definition of “Debt” does not include any obligations of such Person (x) under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property) or (y) to return collateral pledged in respect of or in connection with the loan of such securities.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two Domestic Business Days of the date required to be funded or paid, to (i) fund any portion of the Term Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding

(specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement will not be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Domestic Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective installments of the Term Loan under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or the Company, as applicable, of such certification in form and substance satisfactory to the Administrative Agent or the Company, as applicable, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disqualified Capital Stock” means that portion of any Capital Stock (other than Capital Stock that is solely redeemable, or at the election of the issuer thereof (not subject to any condition), may be redeemed, with Capital Stock that is not Disqualified Capital Stock) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, on or prior to 180 days after the first anniversary of the Maturity Date.

“Disqualified Institution” means each of the (a) certain banks, financial institutions and other institutional lenders and Persons identified to the Joint Lead Arrangers in writing on or prior to December 1, 2017, (b) bona fide competitors of the Company and its Subsidiaries identified in writing by the Company to the Administrative Agent at JPMDQ_Contact@jpmorgan.com from time to time, (c) those Persons primarily engaged in private equity, venture capital or mezzanine or distressed lending and identified in writing by the Company to the Administrative Agent at JPMDQ_Contact@jpmorgan.com from time to time and (d) Affiliates of the Persons or entities referred to in clauses (a) and (b) above to the extent clearly identifiable by name or identified in writing by the Company to the Administrative Agent at JPMDQ_Contact@jpmorgan.com from time to time; provided that notwithstanding anything herein to the contrary, in no event shall any supplement to the list of Disqualified Institutions apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest under this Agreement that is otherwise permitted by this Agreement, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations; provided, further, that no supplement to such list shall be effective until the third Domestic Business Day following the Administrative Agent’s receipt of such supplement in writing; provided, further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with a competitor or its controlling owner shall be deemed not to be a competitor of the Company or any of its Subsidiaries. The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time on IntraLinks, Syndtrak, ClearPar or other similar information transmission systems, including that portion of such systems that are designated for “public side” Banks and/or (B) provide such list to each Bank requesting the same.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Early Termination” has the meaning set forth in the definition of “Material Unpaid Derivative Product Indebtedness.”

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Issuance” means, with respect to any Person, (a) any issuance or sale by such Person of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person in their capacity as such and any Capital Stock issued upon the exercise thereof) or (iii) any other security or instrument representing Capital Stock (or the right to obtain any Capital Stock) in such Person or (b) the receipt by such Person of any contribution to its capital (whether or not evidenced by any equity security) by any other Person; provided that Equity Issuance shall not include, with respect to any Subsidiary of the Company, any such issuance or sale by such Subsidiary to the Company or another Subsidiary or any capital contribution by the Company or another Subsidiary to such Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Euro-Dollar Term Loan” means the portion of the Term Loan that bears interest by reference to the LIBO Rate (other than the LIBO Rate component of the Base Rate) in accordance with the applicable Notice of Borrowing or as otherwise set forth herein.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Term Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Event of Default” has the meaning set forth in Section 6.01.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (or on any such day that is not a Domestic Business Day, on the immediately preceding Domestic Business Day), as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as the federal funds effective rate.

“Fee Letters” means, collectively, those certain letter agreements, dated December 1, 2017, between the Company and each of the Joint Lead Arrangers and/or their affiliates, in each case, as amended and in effect from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or other senior financial officer of the Company, in each case, to the extent duly authorized to deliver certifications hereunder.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hybrid Instruments” means Securities (as defined below) that are given at least some equity credit by S&P or Moody’s (and as to which, in the case of any Hybrid Instrument issued after the Effective Date, the Company shall have provided evidence of such equity credit to the Administrative Agent), provided that the term “Hybrid Instruments” shall exclude any Securities to the extent recorded in the shareholder’s equity section of the consolidated balance sheet of the Company and its Consolidated Subsidiaries most recently filed with the SEC. As used herein “Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificate, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Hybrid Instrument Amount” means, with respect to any Hybrid Instruments, the principal amount (which principal amount may be a portion of the aggregate principal amount) of such Hybrid Instrument that is accorded equity credit treatment by S&P and/or Moody’s at the time of issuance thereof; provided that, (i) in the case such Hybrid Instruments are given equity credit by both S&P and Moody’s, the higher of the two amounts shall apply, (ii) the equity credit treatment given by S&P and Moody’s to any Hybrid Instrument at the time of issuance shall be deemed to apply to such Hybrid Instrument to the extent such Hybrid Instrument remains outstanding, irrespective of any change in the equity credit treatment given by either such rating agency to such Hybrid Instrument at any time after the date of issuance (it being agreed, for avoidance of doubt, that any change in the amount or percentage of the equity credit given to such Hybrid Instrument that is contemplated in the equity credit treatment given to such Hybrid Instrument as of the date of issuance (including, without limitation, any such change resulting from the life to maturity of such Hybrid Instrument or the amount of all such Hybrid Instruments as a percentage of total adjusted capital (as determined by S&P or Moody’s)) shall continue to be given effect after the date of issuance in determining the Hybrid Instrument Amount), unless such change results from an amendment or modification to such Hybrid Instrument, and (iii) the Hybrid Instrument Amount that is included in the determination of Adjusted Consolidated Net Worth shall not, at any time, exceed 15% of Consolidated Total Capitalization.

“Impacted Interest Period” has the meaning set forth in Section 2.09(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.05(b).

“Interest Period” means, with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months (or such other time period to which all of the Banks have consented) thereafter, in all cases subject to the ability to determine the rate with respect to such Interest Period in accordance with the terms of this Agreement, as the Company may elect in the applicable Notice of Borrowing or Interest Election Request; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period that begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of the calendar month ending most closely to the end of such Interest Period; and

(c) any Interest Period that begins before the Maturity Date and would otherwise end after the Maturity Date shall end on the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Entity” means a joint venture, partnership, limited liability company or other Person that is not wholly-owned by the Company or any of its Subsidiaries, in respect of which none of the Company or any of its Subsidiaries directly or indirectly exercises or has the contractual right (pursuant to the terms of the relevant joint venture agreement, partnership agreement, operating agreement or limited liability company agreement or similar agreement) to exercise day-to-day management or control over the business or affairs of such Person (provided, that the Company or its Subsidiaries shall not be considered to have control solely as a result of having a veto or consent right over certain material actions or decisions, including, without limitation, the incurrence of indebtedness or other obligations or the entry into certain other material transactions).

“IPO” means the initial underwritten public offering of shares of common stock of the Company on terms substantially consistent with the Registration Statement or otherwise reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers (it being understood and agreed that any amendment to the Registration Statement shall be deemed satisfactory to the Administrative Agent and the Joint Lead Arrangers so long as such amendment is not materially adverse to the Administrative Agent or the Banks).

“IPO Effective Date” means the date on which the IPO is consummated.

“Joint Lead Arrangers” means JPMorgan, Citigroup Global Markets Inc. (and any of its Affiliates as may be appropriate to consummate the transactions contemplated by this Agreement), Barclays Bank PLC and Morgan Stanley Senior Loan Funding, Inc.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“LIBO Rate” has the meaning set forth in Section 2.09(b).

“LIBO Screen Rate” has the meaning set forth in Section 2.09(b).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Margin Stock” has the meaning given to it in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Company and its Consolidated Subsidiaries, taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the Banks under the Credit Documents.

“Material Subsidiary” means (a) any Subsidiary that has total assets (including, without limitation, Capital Stock of its Subsidiaries) in excess of 10% of the total assets of the Company and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Company delivered pursuant to Section 4.04 or 5.01) and (b) any Subsidiary of the Company whose Subsidiaries include one or more Material Subsidiaries. In the event that the aggregate total assets of the Material Subsidiaries represents less than 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Company shall promptly designate by written notice to the Administrative Agent an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Material Unpaid Derivative Product Indebtedness” means, at any time, any obligations of the Company or any of its Material Subsidiaries then due and payable by the Company or any of its Material Subsidiaries in respect of one or more swap contracts (giving effect to any legally enforceable netting agreements) as a result of such swap contracts being terminated, accelerated or closed-out by the counter-party prior to the scheduled termination of such swap contracts (an “Early Termination”), where such Early Termination was the result of an event of default or other similar breach of such swap contracts attributable to the Company or any of its Material Subsidiaries.

“Maturity Date” means (x) if the IPO Effective Date has not occurred on or prior to December 31, 2018, the earlier to occur of (i) June 30, 2019 and (ii) any date on which the Company or any of its Subsidiaries is required to redeem or repay all or a portion of the Senior Notes as a result of the IPO not occurring or (y) otherwise, February 16, 2021.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Proceeds” means, with respect to any Equity Issuance or any issuance or incurrence of Debt, the aggregate cash proceeds received in respect of such Equity Issuance or such issuance or incurrence of Debt, net of all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates of the Company) in connection therewith; provided that Net Proceeds of any Equity Issuance shall not include any proceeds received in respect of the exercise of stock options held by officers, directors, employees, or consultants of the Company or any of its Subsidiaries.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of each Bank or each affected Banks in accordance with the terms of Section 10.05 and (b) has been approved by the Required Banks.

“Non-Defaulting Banks” means any Bank that is not a Defaulting Bank.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“Notes” means a promissory note or notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Term Loan made to it hereunder, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.05(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Domestic Business Day, for the immediately preceding Domestic Business Day); provided that if none of such rates are published for any day that is a Domestic Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Company arising under any Credit Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of or supporting (including any Guarantee of Debt in respect thereof) AXXX, XXX and other similar life reserve requirements, (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly (including for the purpose of funding portfolios that are used to fund trusts in order) to support AXXX, XXX and other similar life reserves, (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from financial leverage by both S&P and Moody’s in their evaluation of such person or (f) consisting of loans and other obligations owing to Federal Home Loan Banks.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by United Sates-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Domestic Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Interests” has the meaning set forth in Section 5.08.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.06(b).

“Participant Register” has the meaning set forth in Section 10.06(b).

“Patriot Act” has the meaning set forth in Section 4.17.

“Payment Account” means an account designated by the Administrative Agent in a notice to the Company and the Banks to which payments hereunder are to be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan as its prime rate as in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be March 31, 2018.

“Register” has the meaning set forth in Section 2.07(b).

“Registration Statement” means the registration statement filed by the Company with the SEC and delivered to the Administrative Agent and the Joint Lead Arrangers on November 13, 2017 (taken together with the amendment thereto filed by the Company with the SEC and delivered to the Administrative Agent and the Joint Lead Arrangers on February 14, 2018, but without giving effect to any other amendments thereto).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Banks” means, as of any date of determination, Banks holding more than 50% of the Term Loan Facility at such time; provided that the portion of the Term Loan Facility held by any Defaulting Bank shall be excluded for the purposes of making a determination of Required Banks.

“Revolving Credit Agreement” means the Revolving Credit Agreement, by and among the Company, the Administrative Agent, the subsidiaries of the Company party thereto and the banks from time to time party thereto, entered into on the date hereof (as amended, modified or supplemented, from time to time), providing for a $2,500,000,000 revolving credit facility.

“Sanctions” has the meaning set forth in Section 4.17.

“Sanctions Laws” has the meaning set forth in Section 4.17.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“Senior Notes” means the debt securities proposed to be issued or guaranteed by the Company or any of its Subsidiaries as contemplated by the Registration Statement for purposes of refinancing certain intercompany indebtedness.

“S&P” means Standard and Poor’s Ratings Services.

“Statutory Statement” means a statement of the condition and affairs of an Insurance Subsidiary, prepared in accordance with accounting procedures and practices prescribed or permitted by an applicable insurance regulatory authority or the NAIC, as modified in accordance with permitted practices approved by an applicable insurance regulatory authority, and filed with an applicable insurance regulatory authority or the NAIC.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, but excluding: (i) the AB Entities, (ii) the Investment Entities and (iii) prior to the IPO Effective Date, any corporation or other entity that the Company is not anticipated to own following the IPO Effective Date and that is not included in the consolidated financial statements of the Company and its related companies in the Registration Statement.

“Term Loan” and “Term Loans” means the term loan made by each Bank to the Company pursuant to Section 2.04, which may be made in multiple installments as more particularly set forth in such Section 2.04 (or, if context so requires, the aggregate term loan made by all of the Banks).

“Term Loan Facility” means (a) at any time during the Availability Period, the sum of (i) the aggregate amount of Commitments at such time and (ii) the aggregate outstanding principal amount of the Term Loans of all Banks at such time and (b) thereafter, the aggregate outstanding principal amount of the Term Loans of all Banks at such time.

“Transactions” means, collectively, the IPO and transactions related thereto, as described in the sections “THE REORGANIZATION TRANSACTIONS” and “RECAPITALIZATION” of the Registration Statement.

“Type”, when used in reference to any Borrowing, refers to whether the Borrowing is of a Base Rate Term Loan or a Euro-Dollar Term Loan.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Accounting Terms and Determinations.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements or statutory statements, as of the Effective Date, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any requirement set forth in any Credit Document, and either the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

SECTION 1.03 Types of Borrowings. The term “Borrowing” denotes the Term Loan or portion thereof that is made to the Company pursuant to Section 2.04, or converted or continued pursuant to Section 2.05(b), on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of the portion of the Term Loan comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Term Loans).

ARTICLE II

THE CREDITS

SECTION 2.01 [Reserved].

SECTION 2.02 [Reserved].

SECTION 2.03 [Reserved].

SECTION 2.04 Term Loan. At any time, and from time to time, during the Availability Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan in one or more installments in Dollars to the Company pursuant to this Section 2.04 in an aggregate principal amount not to exceed such Bank’s Commitment, which Commitment shall be permanently and irrevocably reduced on a dollar for dollar basis in an amount equal to the principal amount of each installment of the Term Loan made under this Agreement by such Bank on the date such installment is made. Each Borrowing shall be in an aggregate principal amount of $100,000,000 (or, if less, the aggregate remaining Commitments under this Agreement) or any larger multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments. Once prepaid or repaid, the Term Loan under this Agreement may not be reborrowed.

SECTION 2.05 Notice of Borrowings; Interest Elections.

(a) With respect to each borrowing of an installment of the Term Loan, the Company shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 11:00 a.m. (New York City time) on (x) the date of each Base Rate Borrowing by the Company and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing by the Company, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii) the aggregate amount (in Dollars) of such Borrowing,

(iii) whether the Term Loans comprising such Borrowing are to be Base Rate Term Loans or Euro-Dollar Term Loans, and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

and certifying that all other conditions in clauses (a), (c) and (d) of Section 3.01 have been satisfied on or prior to the date of such Borrowing.

(b) Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Euro-Dollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Euro-Dollar Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b). The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.05(b), the Company shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.05(a) if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Euro-Dollar Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Euro-Dollar Borrowing; and

(iv) if the resulting Borrowing is a Euro-Dollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Euro-Dollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting

Borrowing. If the Company fails to deliver a timely Interest Election Request with respect to a Euro-Dollar Borrowing prior to the date that is three Euro-Dollar Business Days before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Euro-Dollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Euro-Dollar Borrowing and (ii) unless repaid, each Euro-Dollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06 Funding of Term Loans.

(a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b) Not later than 12:00 noon (New York City time) (or 1:00 p.m. (New York City time) in the case of any Base Rate Borrowing) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 10.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Company at any account of the Company specified in writing to the Administrative Agent by the Company that is reasonably acceptable to the Administrative Agent.

(c) [Reserved].

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.06 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.09 and (ii) in the case of such Bank, the higher of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Term Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.07 Evidence of Term Loans.

(a) Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Bank resulting from each Term Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Commitments of such Bank.

(b) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain, at an office located within the United States, a copy of each Assignment and Assumption delivered to it, in accordance with its customary practices, and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts (and stated interest) of the Term Loan owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive absent clear error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purpose of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) The failure of any Bank or the Administrative Agent to maintain such records required by this Section 2.07 or any error therein shall not in any manner affect the obligations of the Company to repay the Term Loan in accordance with the terms of this Agreement.

(d) Any Bank may request that the Term Loan of such Bank to the Company be evidenced by a single Note, in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences the Term Loan of the relevant Type, payable by the Company to such Bank for the account of its Applicable Lending Office. In such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, once recorded in and to the extent consistent with the information contained in the Register, the Term Loan evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more Notes in such form payable to the payee named therein (or, to such payee and its registered assigns). For the Term Loan evidenced by a Note pursuant to this clause (d), any transfer of a Note must be recorded in the Register in order to be effective.

SECTION 2.08 Maturity of Term Loans. Each Term Loan shall mature, and the Company hereby unconditionally promises to pay the unpaid principal of each Term Loan (together with accrued interest thereon and all other amounts then payable under this Agreement) on the Maturity Date.

SECTION 2.09 Interest Rates of Term Loans.

(a) Each Base Rate Term Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Term Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the Maturity Date (and, if later, the date the Term Loan shall be paid in full).

(b) Each Euro-Dollar Term Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable LIBO Rate plus the Applicable Margin. Such interest shall be payable (i) for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and (ii) in the event of any conversion of any Euro-Dollar Term Loan prior to the end of the current Interest Period therefor, accrued interest on such Euro-Dollar Term Loan shall be payable on the effective date of such conversion.

The “LIBO Rate” means, with respect to any Euro-Dollar Term Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Euro-Dollar Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect Dollars then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Euro-Dollar Term Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg screen page that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

(c) The Administrative Agent shall determine each interest rate applicable to the Term Loans and other amounts hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d) Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere in any Credit Document, effective immediately upon (i) the occurrence of any Event of Default under clauses (a)(i), (g) or (h) of Section 6.01 or (ii) the affirmative vote of the Required Banks during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) shall bear interest at a rate that is 2.0% per annum in excess of the interest rate otherwise applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable. The LIBO Rate applicable to any overdue principal of Euro-Dollar Loans bearing interest in accordance with this Section 2.09(d) shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum (as of the date of determination) at which one-day (or, if such amount due remains unpaid more than three

Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in Dollars in an amount approximately equal to such overdue payment due to the Person serving as the Administrative Agent are offered to such Person in the London interbank market for the applicable period determined as provided above; provided, that if the circumstances described in clause (a)(i) or (ii) of Section 8.01 exist, and an alternate rate of interest has not been determined in accordance with clause (b) of Section 8.01, then any overdue principal of Euro-Dollar Loans bearing interest in accordance with this Section 2.09(d) shall bear interest at a rate per annum equal to the sum of 2.0% plus the Base Rate for such day plus the Applicable Margin.

SECTION 2.10 Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Commitment Fee Rate, on the daily undrawn amount of the Commitment of such Bank during the period from and including the Effective Date to the date on which the Commitments are reduced to zero and terminated. Accrued Commitment Fees shall be payable in arrears on each Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments are terminated and reduced to zero and any such fees accruing after such date shall be payable on demand. Notwithstanding the proviso in the immediately preceding sentence, any Commitment Fees accrued during the period prior to the first Quarterly Date shall be due and payable in arrears on the first Quarterly Date.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) The Company agrees to pay all fees owing to the Administrative Agent, the Joint Lead Arrangers and any Bank pursuant to the Fee Letters in accordance with the terms set forth therein.

(f) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.11 Termination or Reduction of Commitments.

(a) The Commitments shall be automatically and permanently reduced on a dollar for dollar basis by an amount equal to the principal amount of each Borrowing under this Agreement on the date of such Borrowing. Unless previously terminated or reduced to zero, the Commitments shall be automatically and permanently reduced to zero and terminated on the Availability Termination Date. For the avoidance of doubt, the Commitments shall automatically and permanently terminate upon being reduced to zero.

(b) During the Availability Period, the Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to such termination or reduction, without premium or penalty, terminate at any time, or proportionately and permanently reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple of $5,000,000 (or such other amount that represents the undrawn portion of the aggregate amount of the Commitments at such time), the undrawn portion of the aggregate amount of the Commitments. Upon receipt of such a notice, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such reduction (if such notice is a notice of reduction) and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the non-occurrence of such event by written notice to the Administrative Agent prior to the date specified for such termination or reduction. Any termination or reduction of the Commitments shall be permanent.

SECTION 2.12 Optional Prepayments.

(a) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least one Domestic Business Day (or such shorter time as the Administrative Agent may agree in its sole discretion) prior to the date of prepayment, without premium or penalty, prepay any Base Rate Borrowing made to the Company in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Base Rate Borrowings outstanding), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b) The Company may, upon notice to the Administrative Agent by 10:00 a.m., New York City time, at least three Domestic Business Days prior to the date of prepayment, without premium or penalty (but including any amounts owed pursuant to Section 2.14), prepay any Euro-Dollar Borrowing made to the Company in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Euro-Dollar Borrowings outstanding), by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.14 and (ii) notified to the Company by the relevant Bank at least one Domestic Business Day prior to the date of such prepayment, provided that the failure of any Bank to so notify the Company of the amount of any such loss or expense shall not relieve the Company of its obligation to pay the same.

(c) Each prepayment pursuant to this Section 2.12 shall be applied to prepay ratably the Term Loan of the several Banks included in the relevant Borrowing being prepaid. Upon receipt of a notice of prepayment pursuant to this Section 2.12, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company; provided, that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the non-occurrence of such event by written notice to the Administrative Agent prior to the date specified for such prepayment.

SECTION 2.13 Payments Generally; Pro Rata Treatment.

(a) The Company shall make or cause to be made each payment required to be made by it hereunder (whether principal of or interest on the Term Loan, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Domestic Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Section 10.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Domestic Business Day or Euro-Dollar Business Day (as applicable), the date for payment shall be extended to the next succeeding Domestic or Euro-Dollar Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of or interest on the Term Loan and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of the Term Loan, pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such principal in respect of the Term Loans then due hereunder, pro rata among the Banks in accordance with the amounts of principal of the Term Loan then due to the Banks.

(c) Except to the extent otherwise provided herein (including, without limitation, in clause (e) hereof): (i) each payment of principal in respect of the Term Loans shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of principal of the Term Loan then due and payable to the Banks (other than Defaulting Banks); (ii) each termination or reduction of the undrawn portion of Commitments under Section 2.11 or otherwise hereunder shall be applied to the respective undrawn portion of the Commitments of the Banks, pro rata in accordance with their respective Applicable Percentages; and (iii) each payment of interest and Commitment Fees shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of interest and Commitment Fees (as the case may be) then due and payable to the Banks (other than Defaulting Banks).

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the higher of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation.

(e) If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.06(d), 2.13(d), or 7.07 or shall otherwise be a Defaulting Bank, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.14 Funding Losses. If the Company makes any payment of principal with respect to any Euro-Dollar Term Loan (pursuant to Article VI or VIII or otherwise), or converts any Euro-Dollar Term Loan, on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.09(d), or if the Company fails to borrow, convert, continue or prepay any Euro-Dollar Term Loans after notice has been given to any Bank in accordance with Section 2.05(a), 2.05(b) or 2.12(b), as applicable, the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Term Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15 Computation of Interest and Fees. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16 [Reserved].

SECTION 2.17 Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a) Commitment Fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Section 2.10(a);

(b) the Commitment and the outstanding principal amount of Term Loans held by such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.05); provided that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(c) the Administrative Agent may, in its discretion, apply or hold payments for the account of such Defaulting Bank as set forth in Section 2.13(e);

(d) [Reserved].

(e) the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement by such Defaulting Bank to any Person that shall assume such obligations (which Assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Defaulting Bank shall have received payment of an amount equal to the principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Loans and accrued interest and fees) or the Company (in the case of all other amounts) (provided that the Company may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Company in effecting such assignment); and

(f) in the event that the Administrative Agent and the Company each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall cease to be a Defaulting Bank and the Applicable Percentage of the Banks shall be readjusted as follows:

(i) with respect to any Loans then outstanding, such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Applicable Percentage.

Subject to Section 10.16, no readjustment under this Section 2.17(f) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

ARTICLE III

CONDITIONS

SECTION 3.01 Each Credit Extension. The obligation of each Bank to make each installment of the Term Loan is subject to the satisfaction (or waiver in accordance with Section 10.05) of the following conditions:

(a) the conditions precedent to effectiveness set forth in Section 3.02 shall have been satisfied (or waived in accordance with Section 10.05) and the Effective Date shall have occurred;

(b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.05(a);

(c) immediately before and after such installment of the Term Loan is borrowed, no Default or Event of Default shall have occurred and be continuing;

(d) the representations and warranties (other than, except with respect to an extension of credit on the Effective Date or the IPO Effective Date, the representations and warranties in Sections 4.04 and 4.05 (in the case of Section 4.05, as to matters that have been disclosed in writing to the Administrative Agent)) of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date such installment of the Term Loan is borrowed (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(e) receipt by the Administrative Agent of evidence as to payment of all fees or other amounts required to be paid in connection with the borrowing of such installment of the Term Loan, including, without limitation, amounts set forth in the Fee Letters, on or prior to the date of such borrowing.

The making of each installment of the Term Loan hereunder shall be deemed to be a representation and warranty by the Company on the date of such borrowing as to the satisfaction of the conditions specified in clauses (a), (c) and (d) of this Section 3.01.

SECTION 3.02 Effectiveness. This Agreement shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a) receipt by the Administrative Agent of counterparts of this Agreement signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telecopy or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank);

(b) receipt by the Administrative Agent of an opinion of internal and external counsel to the Company addressed to it and the Banks and dated the Effective Date, covering such matters relating to the Company, this Agreement or the transactions contemplated hereby as the Administrative Agent shall reasonably request (and the Company hereby requests such counsel to deliver such opinions);

(c) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a Financial Officer of the Company, certifying: (i) (x) that the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of such date (except that such representations and warranties which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects) (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (y) no Default or Event of Default shall have occurred and be continuing, (ii) as to clause (g) of this Section 3.02 and (iii) calculations of Adjusted Consolidated Net Worth and Consolidated Total Indebtedness to Consolidated Total Capitalization calculated as of the last day of the most recently ended fiscal quarter for which financial statements of the Company are available, giving pro forma effect to the Transactions;

(d) receipt by the Administrative Agent of such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the transactions contemplated hereby and any other legal matters relating to each of the Company, this Agreement or the transaction contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent, including a certified copy of the resolutions (or equivalent approvals) of the Board of Directors (or equivalent governing body) of the Company, in form and substance reasonably satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement and other Credit Documents;

(e) receipt by the Administrative Agent of all documents and instruments as it may reasonably request in writing no later than 10 days prior to the Effective Date relating to the existence of the Company (including information required to comply with “know your customer” or similar identification requirements of any Bank), the corporate authority for and the validity and enforceability of this Agreement and the other Credit Documents, and any other matters related hereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(f) receipt by the Administrative Agent of evidence as of the Effective Date as to payment of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to JPMorgan required to be paid as of the Effective Date and invoiced at least three (3) Domestic Business Days prior to the Effective Date) in connection with this Agreement, on or before the Effective Date;

(g) except as disclosed on the Registration Statement, there shall not have occurred a material adverse change since December 31, 2016 in the business, financial condition or operations of the Company and its Consolidated Subsidiaries, taken as a whole; and

(h) receipt by the Administrative Agent of counterparts of a Note signed by the Company in favor of each Bank requesting a Note.

The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

On the Effective Date and each other date as required by the Credit Documents, the Company represents and warrants that:

SECTION 4.01 Corporate Existence and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Delaware, (b) has (i) all corporate power and authority and (ii) all material governmental licenses, authorizations, consents and approvals required, in each case, to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b)(ii) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except such as have been completed or made and are in full force and effect) and do not contravene, or constitute a default under, any provision of (x) applicable law or regulation, (y) the articles of incorporation or by-laws of the Company or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Material Subsidiaries, except in each case referred to in the foregoing clauses (x) and (z) to the extent such contravention or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03 Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04 Financial Information; No Material Adverse Change.

(a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries, and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Registration Statement (as amended from time to time, provided that such amendments are not materially adverse to the Administrative Agent or the Banks), a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for the period covered by such financial statements. For purposes of this Section 4.04(a), the fact that such financial statements give effect to a segment change which occurred after the date of such financial statements (as described in the report of PricewaterhouseCoopers LLP attached thereto) will be deemed to be in conformity with generally accepted accounting principles as long as (i) such financial statements would have actually been in conformity with generally accepted accounting principles if such segment change had occurred within the period covered by such financial statements and (ii) such segment change affected only segment-level reporting reflected in the footnotes to the financial statements and not the consolidated financial statements.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of September 30, 2017 and the related unaudited consolidated statements of income, cash flows and shareholders’ net investment for the period then ended, set forth in the Registration Statement (as amended from time to time, provided that such amendments are not materially adverse to the Administrative Agent or the Banks), a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 4.04, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such period (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes). For purposes of this Section 4.04(b), the fact that such financial statements give effect to a segment change which occurred after the date of such financial statements (as described in the report of PricewaterhouseCoopers LLP attached to the consolidated financial statements referred to in Section 4.04(a) above) will be deemed to be in conformity with generally accepted accounting principles as long as (i) such financial statements would have actually been in conformity with generally accepted accounting principles if such segment change had occurred within the period covered by such financial statements and (ii) such segment change affected only segment-level reporting reflected in the footnotes to the financial statements and not the consolidated financial statements.

(c) A copy of a duly completed and signed annual Statutory Statement or other similar report of or for each Insurance Subsidiary that is a Material Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2016 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d) [Reserved.]

(e) Except as disclosed in the Registration Statement, since December 31, 2016, there has been no material adverse change in the business, financial condition or operations of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05 Litigation. Except as set forth in the section “BUSINESS – Legal Proceedings” of the Registration Statement, there is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) which has or would be reasonably expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document. The Company has reasonably concluded that its and its Material Subsidiaries’ compliance with Environmental Laws is unlikely to result in a Material Adverse Effect.

SECTION 4.06 Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code (other than a bond or other security required in connection with the creation and adoption of a pension plan for the Company) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07 Taxes. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made (or the Company or such Subsidiary has determined in its reasonable discretion that no reserve is required), and except in each case to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Subsidiaries. Each of the Company’s Material Subsidiaries (a) is a corporation or limited liability company that is duly incorporated or organized, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all corporate or limited liability power (as applicable) and authority and all material governmental licenses, authorizations, consents and approvals, in each case, required to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.09 Not an Investment Company. Neither the Company nor any Material Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10 Obligations to be Pari Passu. The Company’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 4.11 No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any of their respective assets is bound, unless such default would not have or be reasonably expected to have a Material Adverse Effect.

SECTION 4.12 Material Subsidiaries. Set forth as Schedule III hereto is a true, correct and complete list of each Material Subsidiary as of the date hereof.

SECTION 4.13 [Reserved].

SECTION 4.14 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on the behalf of the Company to the Administrative Agent or any Bank in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), in each case taken together with the amendment to the Registration Statement filed by the Company with the SEC on February 14, 2018, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made; provided that, (i) with respect to projected or pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to uncertainties and contingencies and no assurances can be given that such projections or forecasts will be realized) and (ii) with respect to statements, information and reports derived from Persons unaffiliated with the Company, the Company represents that it has no knowledge of any material misstatement therein.

SECTION 4.15 Hybrid Instruments. Set forth as Schedule IV hereto is a true, correct and complete list of each Hybrid Instrument of the Company and its Consolidated Subsidiaries outstanding as of the date hereof, specifying in each case the equity credit treatment given to each such Hybrid Instrument by S&P and/or Moody’s as of the Effective Date.

SECTION 4.16 Margin Regulations. No proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loan made hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company is represented by Margin Stock.

SECTION 4.17 Sanctioned Persons; Anti-Corruption Laws; Patriot Act. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State, the Office of Foreign Assets Control of the U.S. Department of Treasury, the European Union, France or Her Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). Each of the Company and its Subsidiaries and their respective directors, officers and, to the knowledge of the Company, employees and agents is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “Patriot Act”) and any other applicable terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such non-compliance therewith would not reasonably be expected to have a Material Adverse Effect or reasonably be expected to result in any Bank violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of the Term Loan will be used by the Company, directly or knowingly indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanctions Laws in violation of applicable Sanctions Laws or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

SECTION 4.18 EEA Financial Institutions. The Company is not an EEA Financial Institution.

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated and the principal of and interest on the Term Loan and all fees payable hereunder shall have been paid in full, the Company agrees that:

SECTION 5.01 Information.

The Company will deliver to each of the Banks:

(a) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, no later than 90 days after the end of each fiscal year of the Company), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) on or before the date on which such financial statements are required to be filed with the SEC (or, if the Company is not required to file such financial statements with the SEC, 45 days after the end of each of the first three quarters of each fiscal year of the Company), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each quarter and the related consolidated statements of income, cash flows and shareholders’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and, to the extent permitted by Regulation S-X, the absence of footnotes) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company’s independent public accountants) by a Financial Officer;

(c) (I) substantially concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above a certificate of a Financial Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.07 on the date of such financial statements and, with respect to the first fiscal quarter ending after the IPO Effective Date, including a detailed calculation and explanation of the Company’s determination of actual Adjusted Consolidated Net Worth, (ii) stating that such Financial Officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such Financial Officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto, and (iii) a reconciliation to such financial statements of any inclusions to, or exclusions from, the calculations of Adjusted Consolidated Net Worth, Consolidated Total Indebtedness and Consolidated Total Capitalization, and (II) simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above a certificate of a Financial Officer of the Company specifying any changes to the list of Material Subsidiaries as of the last day of the fiscal period to which such financial statements relate;

(d) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed annual Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(e) within ten days after the required date for filing with such governmental body, agency or official (after giving effect to any extensions granted by such governmental body, agency or official), a copy of a duly completed and signed quarterly Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(f) within five Domestic Business Days of any Financial Officer of the Company learning of the occurrence of any Default, a certificate of a Financial Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(g) [reserved];

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) or amendments to the Registration Statement which the Company shall have filed with the SEC;

(i) [reserved];

(j) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(k) except to the extent prohibited by applicable law, regulatory policy, or regulatory restriction (as determined in the reasonable good faith judgment of the Company), from time to time such additional information regarding the financial position or business of the Company as the Administrative Agent, at the request of any Bank, may reasonably request; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

Documents required to be delivered pursuant to Section 5.01 (a), (b), (d), (e) or (h) may be delivered electronically on the following Internet websites: (a) the Company’s website at an address to be designated in writing to the Administrative Agent, (b) with respect to Section 5.01(a), (b) or (h) the SEC’s website www.sec.gov (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Company in a notice to the Administrative Agent and the Banks and that is accessible by the Banks without charge, and in each case if so delivered shall be deemed to have been delivered on the date such materials are publically available; provided that (i) the

Company shall deliver electronic copies of such information to any Bank promptly upon the request of such Bank through the Administrative Agent and (ii) the Company shall have notified the Administrative Agent of the posting of such documents delivered pursuant to Section 5.01(a), (b), (d) and (e). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02 Payment of Obligations. The Company will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, that if not paid, would reasonably be expected to result in a Material Adverse Effect, except where (a) the same may be contested in good faith by appropriate proceedings, (b) the Company or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect; provided that, for avoidance of doubt, solely with respect to tax liabilities, an obligation shall be considered to be delinquent or in default for purposes of this Section only if there has first been notice and demand therefore (as defined in Section 6306 of the Code and similar provisions of applicable law) by a tax authority.

SECTION 5.03 Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Material Subsidiary to continue, to engage in the business of insurance and/or investment management or businesses incidental, related or complementary thereto and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect (a) their respective corporate existence and (b) their respective rights, privileges, licenses and franchises, other than, in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; except that if at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (i) any Subsidiary may merge with or into the Company; provided that the Company shall be the surviving entity, (ii) any Material Subsidiary may merge with or into any other Subsidiary; provided that such Material Subsidiary shall be the surviving entity or, if such Material Subsidiary is not the surviving entity, the surviving entity shall be deemed to be a Material Subsidiary, (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another Material Subsidiary and (iv) the Company may merge or consolidate with another Person in accordance with the terms of Section 5.09. Notwithstanding the foregoing, the Company may liquidate or dissolve any Subsidiary if (i) the board of directors of the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries, taken as a whole, and (ii) the assets of such liquidated or dissolved Subsidiary are received by (x) in the case of the liquidation or dissolution of a Material Subsidiary, a Material Subsidiary or (y) in the case of any other liquidation or dissolution, a Subsidiary.

SECTION 5.04 Maintenance of Property; Insurance.

(a) The Company will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b) The Company will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Company and its Material Subsidiaries; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05 Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti-Money-Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such non-compliance therewith would not (A) reasonably be expected to have a Material Adverse Effect and (B) in the case of the laws, rules, regulations and orders referred to in Section 4.17, reasonably be expected to result in any Bank violating such laws, rules, regulations or orders.

SECTION 5.06 Inspection of Property, Books and Records. The Company will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 10.11, will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent (and if a Default shall have occurred and be continuing, representatives reasonably designated by any Bank) to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours; provided that such inspections shall be limited to once per fiscal year of the Company, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Banks desire and at the expense of the Company; provided, further, that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

SECTION 5.07 Financial Covenants.

(a) Minimum Adjusted Consolidated Net Worth. From and after the Effective Date, the Company will not permit its Adjusted Consolidated Net Worth, calculated as of the end of each fiscal quarter, to be less than an amount equal to the sum of (i) (x) prior to the end of the first fiscal quarter of the Company ending after the IPO Effective Date, $8,169,000,000 or (y) on and after the end of the first fiscal quarter of the Company ending after the IPO Effective Date, 70% of the actual Adjusted Consolidated Net Worth of the Company (determined as of the end of the first fiscal quarter of the Company ending after the IPO Effective Date) plus (ii) 50% of the aggregate amount of the Net Proceeds of Equity Issuances by the Company and its Subsidiaries after the IPO Effective Date, other than Equity Issuances in connection with the IPO.

(b) Total Indebtedness to Total Capitalization Ratio. From and after the Effective Date, the Company will not permit the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization to exceed 0.35 to 1.00, calculated as of the last day of each fiscal quarter.

With respect to all testing periods prior to the end of the first fiscal quarter after the IPO Effective Date, Adjusted Consolidated Net Worth, Consolidated Total Indebtedness and Consolidated Total Capitalization shall be calculated as of the last day of the most recently ended fiscal quarter for which financial statements are available, giving pro forma effect to the Transactions.

SECTION 5.08 Negative Pledge. The Company will not, and will not permit any Subsidiary to, create or suffer to exist any Lien upon any present or future Capital Stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring liabilities associated with the level premium term business, the universal life business with secondary guarantees or variable annuities of the Company or any other Insurance Subsidiary). As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

SECTION 5.09 Consolidations, Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (x) the Company is the corporation surviving such merger or consolidation and (y) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing.

SECTION 5.10 Use of Credit. The proceeds of the Term Loan will be used for the Company’s general corporate purposes, including in connection with the Transactions. No proceeds of the Term Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. After the application of the proceeds of the Term Loan made hereunder, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company will be represented by Margin Stock.

SECTION 5.11 Obligations to be Pari Passu. The Company’s obligations under this Agreement and the other Credit Documents to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other material unsecured and unsubordinated Debt of the Company, with the exception of those obligations that are mandatorily preferred by law and not by contract.

SECTION 5.12 Certain Debt. The Company will not at any time permit the sum of (i) Non-Operating Indebtedness of the Company that is secured by a Lien on any property or assets of the Company and its Subsidiaries and (ii) Non-Operating Indebtedness of the Subsidiaries of the Company to exceed $500,000,000, except (i) Debt set forth in Schedule V hereto and (ii) Debt of any Subsidiary of the Company owing to the Company or another Subsidiary of the Company.

ARTICLE VI

DEFAULTS

SECTION 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (i) the Company shall fail to pay when due any principal of the Term Loan or (ii) the Company shall fail to pay when due any interest on the Term Loan or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for five Domestic Business Days;

(b) the Company shall fail to observe or perform any covenant contained in Sections 5.01(f), 5.03(a) or 5.07 through 5.12 inclusive;

(c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Credit Documents (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by the Company in this Agreement, any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made (or deemed made);

(e) the Company or any Material Subsidiary shall (i) fail to make any payment in respect of any Debt (other than Term Loans or other extensions of credit hereunder) having a principal amount then outstanding of not less than $200,000,000 when due, and such failure shall continue beyond any applicable grace period or (ii) fail to make any payment in respect of any Derivative Financial Product when due, and such failure shall continue beyond any applicable grace period (and for this clause (ii) excluding, for the avoidance of doubt, any amount the payment of which is being disputed in good faith in accordance with the dispute resolution procedures provided for in the contract governing such Derivative Financial Product), the non-payment of which would give rise to the Company or any Material Subsidiary owing Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000, in the case of each of clauses (i) and (ii), except where such non-payment has been cured or waived prior to the exercise of any remedies under this Article VI (including, but not limited to, the termination of the Commitments hereunder);

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Term Loans or other extensions of credit hereunder) having a principal or face amount then outstanding of not less than $200,000,000 of the Company or any Material Subsidiary, or an early termination event shall arise with respect to any Derivative Financial Product that creates, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Financial Product, a Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $200,000,000;

(g) the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of the Company or any such Material Subsidiary or of the assets or any substantial part thereof of the Company or any such Material Subsidiary or any other similar remedy;

(i) any of the following events or conditions shall occur, which, in the aggregate, would reasonably be expected to involve possible taxes, penalties and other liabilities in an aggregate amount that results in a Material Adverse Effect: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would reasonably be expected to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans;

(j) a judgment or order for the payment of money in excess of $200,000,000 (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against the Company or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k) a Change of Control shall have occurred; or

(l) at any time after the execution and delivery thereof: (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of the Administrative Agent or any Bank to take any action within its control; or (ii) the Company shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Banks, under any Credit Document to which it is a party;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

SECTION 6.02 Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02 Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03 Agent and Affiliates. JPMorgan shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

SECTION 7.04 Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05 Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06 Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank stating that a Default or Event of Default has occurred and specifying the nature thereof. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default or Event of Default; (vi) the financial condition of the Company or any of its Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties.

SECTION 7.07 Indemnification. Each Bank shall, ratably in accordance with its Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify and hold harmless the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09 Successor Agent.

(a) The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint from among the Banks a successor Administrative Agent; provided, that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld; provided, further that in no event shall any successor Administrative Agent be a Disqualified Institution. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000; provided, that so long as no Default has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(b) If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, with the written consent of the Company and by notice in writing to such Person, remove such Person as Administrative Agent and, with the written consent of the Company, appoint a successor.

(c) Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10 Delegation to Affiliates. The Company and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

SECTION 7.11 Joint Lead Arrangers and Other Agents. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01 Basis for Determining Interest Rate Inadequate or Unfair.

(a) If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), or

(ii) the Required Banks advise the Administrative Agent that the LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Term Loans for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Term Loans shall be suspended. Unless the Company notifies the Administrative Agent at least one Domestic Business Day before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(ii) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Domestic Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 8.01(b), only to the extent the LIBO Screen Rate for Dollars such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Euro-Dollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Euro-Dollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 8.02 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its Euro-Dollar Term Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Term Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Term Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Term Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Term Loan, the Company shall borrow Base Rate Term Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Term Loans of the other Banks), and such Bank shall make such Base Rate Term Loans.

SECTION 8.03 Increased Cost and Reduced Return.

(a) Except with respect to the taxes which are governed solely by Section 8.05, if on or after the date hereof, in the case of any Term Loan or any obligation to make Term Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Term Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office), shall impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Term Loans, its Notes or its obligation to make Euro-Dollar Term Loans, or shall subject any Bank (or its Applicable Lending Office) to any taxes not governed by Section 8.05 on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost or expense to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Euro-Dollar Term Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the Effective Date (subject to clause (d) below), the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. Notwithstanding anything to the contrary in this Section 8.03, the Company shall not be required to compensate a Bank pursuant to Section 8.03(a) or (b) for any amounts incurred more than 270 days prior to the date that such Bank notifies the Company of such Bank’s intention to claim compensation therefor, to the extent such Bank had knowledge of the circumstances giving rise to such claim for compensation and its effects on the rate of return on capital in respect of this facility prior to such 270 day period; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, for purposes of this Section 8.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the Effective Date, regardless of the date enacted, adopted or issued; provided that no Bank shall demand compensation pursuant to this Section 8.03 as a result of increased cost or reduced return resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Bank to demand such compensation from similarly situated borrowers (to the extent that, with respect to such increased cost or reduced return, such Bank has the right to do so under its credit facilities with similarly situated borrowers).

SECTION 8.04 Base Rate Term Loans Substituted for Affected Euro-Dollar Term Loans. If (i) the obligation of any Bank to make or continue Euro-Dollar Term Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.04 shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Term Loans which would otherwise be made, or continued, by such Bank as Euro-Dollar Term Loans shall be made instead as, or converted into, Base Rate Term Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Term Loans of the other Banks), and

(b) after each of its Euro-Dollar Term Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Term Loans shall be applied to repay its Base Rate Term Loans instead.

SECTION 8.05 Taxes.

(a) For purposes of this Section 8.05, the following terms have the following meanings:

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by the Company pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto, but excluding, in the case of each Bank and the Administrative Agent, (i) taxes imposed on its net income (however denominated), and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) taxes imposed on or measured by its overall net income (however denominated), or any similar taxes imposed on it, by reason of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) imposing such taxes, other than connections arising solely as a result of the recipient’s execution and delivery of this Agreement, the making of any extension of credit hereunder or the performance of any action provided for hereunder, (iii) in the case of each Bank, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in the Credit Agreement pursuant to a law in effect on the date on which such Bank acquires such interest in the Credit Agreement or such Bank changes its lending office, except in each case to the extent that, pursuant to this Section 8.05, amounts with respect to such taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (iv) taxes attributable to such recipient’s failure to comply with Section 8.05(d) or Section 8.05(e) and any U.S. federal backup withholding Tax, and (v) any U.S. Federal withholding Taxes imposed by FATCA (all such excluded taxes enumerated in (i)–(v), “Excluded Taxes”). If the form provided by a Bank pursuant to Section 8.05(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement or any other Credit Document shall be excluded from the definition of “Taxes”.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such taxes described in clause (ii) of the definition of Excluded Taxes imposed with respect to an assignment.

“Withholding Agent” means the Company or the Administrative Agent.

(b) Any and all payments by any Withholding Agent to or for the account of any Bank or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes or Other Taxes; provided that, if any Withholding Agent shall be required by law to deduct any Taxes or Other Taxes from any such payments (for the avoidance of doubt, other than Excluded Taxes), (i) the sum payable by the Company shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 8.05) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Withholding Agent (as the case may be) shall make such deductions or withholdings, (iii) such Withholding Agent (as the case may be) shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes, for the avoidance of doubt, other than Excluded Taxes, (including, without limitation, any Taxes or Other Taxes imposed or asserted on amounts payable under this Section 8.05), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor. Notwithstanding anything herein to the contrary, the Company shall not be under any obligation to indemnify the Administrative Agent or any Bank under this Section 8.05 with respect to (i) any amounts withheld or deducted by the Company prior to the date that is 270 days prior to the date that the Administrative Agent or such Bank makes a written demand therefor or (ii) any Indemnified Taxes paid by the Administrative Agent or a Bank if written demand therefor is made to the Company on a date that is 270 days after the date the Administrative Agent or such Bank filed the tax return with respect to which such Indemnified Taxes relate.

(d) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, on or prior to the date on which a Bank becomes a Bank under this Agreement, (i) each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable), certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without or with reduced deduction or withholding of any United States federal income taxes, and (ii) each Bank that is incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9. Each Bank which so delivers a Form W-9, W-8BEN, W-8BEN-E, W-8IMY or W-8ECI (as applicable) further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without or with reduced deduction or withholding of any United States federal income taxes, unless such Bank promptly notifies the Company and Administrative Agent in writing of its legal inability to do so.

(e) If a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Withholding Agent at the time prescribed by law and at such times reasonably requested by the Withholding Agent or the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent or the Company sufficient for the Withholding Agent to comply with its obligations under FATCA and to determine that such Bank has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Withholding Agent in writing of its legal inability to do so.

(f) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.05(d) or Section 8.05(e) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.05(b) or (c) with respect to any withholding of the United States federal income tax resulting from such failure; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such commercially reasonable steps as such Bank shall reasonably request to assist such Bank to recover such Taxes from the applicable governmental authority.

(g) Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for the account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section 8.05 which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent. Furthermore, if the Bank or Administrative Agent determines, it its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 8.05 (including the payment of additional amounts pursuant to this Section 8.05), it shall pay to the indemnifying party an amount equal to such refund, net of all out-of-pocket expenses of such Indemnitee and without interest (other than interest paid by the relevant governmental authority). Such indemnifying party, upon the request of such Indemnitee, shall repay to such Indemnitee the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Indemnitee is required to repay such refund to such governmental authority.

(h) Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Company has not already indemnified the Administrative Agent for such Taxes or Other Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) Notwithstanding the foregoing, nothing in this Section 8.05 shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

SECTION 8.06 Regulation D Compensation. For so long as any Bank maintains reserves against “Eurocurrency liabilities” (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Term Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), and as a result the cost to such Bank (or its Applicable Lending Office) of making or maintaining its Euro-Dollar Term Loans is increased, then such Bank may require the Company to pay, contemporaneously with each payment of interest on the Euro-Dollar Term Loans, additional interest on the related Euro-Dollar Term Loans of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable LIBO Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable LIBO Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Company and the Administrative Agent, in which case such additional interest on the Euro-Dollar Term Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after the giving of such notice and (y) shall furnish to the Company at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Term Loans an officer’s certificate setting forth the amount to which such Bank is then entitled under this Section 8.06 (which shall be consistent with such Bank’s good faith estimate of the level at which the related reserves are maintained by it). Each such certificate shall be accompanied by such information as the Company may reasonably request as to the computation set forth therein.

SECTION 8.07 Mitigation Obligations; Replacement of Banks.

(a) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b) If (i) any Bank requests compensation under Section 8.03, (ii) the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, or (iii) any Bank is a Non-Consenting Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06(c)), all its interests, rights and obligations under this Agreement to an Assignee that shall assume such obligations (which Assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment in respect of a Non-Consenting Bank, the applicable Assignee shall have consented to the applicable amendment, waiver or consent, and (v) such assignment does not conflict with applicable law. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

[RESERVED].

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of the Company, at the Company’s address set forth on the Company’s signature page hereof, (b) in the case of the Administrative Agent, at its address or telecopier number set forth on its respective signature page hereof, (c) in the case of any Bank, at its address or telecopier number set forth in its Administrative Questionnaire or (d) in the case of any other party, such other address or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if given by telecopier, when transmitted to the telecopier number specified in this Section 10.01 or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section 10.01; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.02 No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03 Expenses; Indemnification; Non-Liability of Banks.

(a) The Company shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers and each of their Affiliates, including reasonable and documented fees and disbursements of one primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, for the Administrative Agent, in connection with the preparation, due diligence, administration, closing and enforcement of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of one firm of primary counsel and, if reasonably necessary, a single local counsel in each relevant material jurisdiction and a single regulatory counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Administrative Agent, each Bank, their Affiliates and their respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, reasonable and documented out-of-pocket costs and expenses of any kind, including, without limitation, costs of settlement and the reasonable and documented out-of-pocket fees and disbursements of one counsel for the Indemnitees (unless the Indemnitees have actual or perceived conflicting interests, in which case such expenses shall include the reasonable and documented out-of-pocket fees and disbursements of one additional counsel in each relevant material jurisdiction and, if reasonably necessary, of one regulatory counsel, to each group of similarly affected Indemnitees), which may be incurred by such Indemnitee in connection with, or as a result of, any actual or prospective claim, litigation, investigation or any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by the Company, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) any Term Loan or the use of proceeds therefrom; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i) and (ii), whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) the material breach in bad faith by such Indemnitee of its material obligations hereunder or (z) any claim, litigation, or proceeding solely among Indemnitees brought by any Indemnitee against another Indemnitee (other than any claim, litigation, or proceeding against an Indemnitee acting in its capacity as a Joint Lead Arranger or Administrative Agent) that does not involve an act or omission (or alleged act or omission) by the Company or any of its Subsidiaries or AXA, in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c) To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Term Loan or the use of the proceeds thereof. None of the Company or its Related Parties shall have any liability under this Section 10.03 for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby; provided, that this sentence shall not limit the Company’s indemnification obligations herein to the extent that such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(d) No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, Syndtrak, ClearPar or other similar information transmission systems in connection with this Agreement or any other Credit Document, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties).

(e) The agreements in this Section 10.03 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.04 Sharing of Payments. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Term Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Term Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Term Loans held by the other Banks, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Term Loans made by the Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section 10.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under this Agreement and (ii) the provisions of this Section 10.04 shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Term Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

SECTION 10.05 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent, in such capacity, are affected thereby, by the Administrative Agent); provided, that no such amendment or waiver shall (i) increase the amount or extend the expiry date of the Commitment of any Bank without the written consent of such Bank, (ii) subject to Section 8.01(b), reduce the principal amount of any Term Loan, the rate or amount of interest thereon or any fees payable to any Bank hereunder, without the written consent of each Bank affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Term Loan, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby, (iv) change Section 2.13(b) or (c) or Section 10.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank affected thereby, (v) change any of the provisions of this Section 10.05 or the definition of “Required Banks” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank, or (vi) waive the conditions precedent set forth in Section 3.02, without the written consent of each Bank.

SECTION 10.06 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of each Bank.

(b) Any Bank may at any time grant to one or more banks or other institutions (other than to any Disqualified Institution) (each a “Participant”) participating interests in its Commitment or the Term Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the proviso of Section 10.05 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) of this Section 10.06 shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the

Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Term Loan or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (other than the Company, Affiliates of the Company, any Disqualified Institution or a Defaulting Bank, each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld, conditioned or delayed) of each of the Company and the Administrative Agent; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Company shall be required and (ii) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Administrative Agent shall be required; provided, further, that (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Domestic Business Days after having received notice thereof and (y) if an Event of Default occurs and is continuing, no such consent of the Company shall be required; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s interests in the Term Loan Facility) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Company and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with an undrawn Commitment and principal amount of the Term Loan owing to it as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 unless waived by the Administrative Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.05(d).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Participant shall be entitled to receive any greater payment under Section 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Participant to designate a different Applicable Lending Office under certain circumstances or (iii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07 Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08 New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.09 Judicial Proceedings.

(a) Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City, borough of Manhattan, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) [Reserved].

(c) Service of Process. The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) of this Section 10.09 in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) of this Section 10.09; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company at its address specified on the signature page hereof or to any other address of which the Company shall have given written notice to the applicable Bank. The Company irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Company.

(d) No Limitation on Service or Suit. Nothing in this Section 10.09 shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

SECTION 10.10 Counterparts; Integration; Headings. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11 Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided under this Agreement by or on behalf of the Company (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates, (d) right to provide such information to (i) participants, prospective participants, prospective assignees or assignees pursuant to Section 10.06 or (with the consent of the Company (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 10.11 as if it were a “Bank” party hereto or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Company and its obligations or to any actual or prospective credit insurance provider relating to the Company and its obligations if prior thereto such counterparty or credit insurance provider agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 10.11 as if it were a “Bank” party hereto, (e) right to disclose any such Confidential Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Company, right to disclose any such Confidential Information on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or this facility and (g) right to provide such information with the Company’s prior written consent. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. In addition, in consultation with the Company, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about the closing date, size, type and purpose of the facilities contemplated by this Agreement to market data collectors and other service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Credit Documents and the Commitments.

SECTION 10.12 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13 [Reserved].

SECTION 10.14 USA PATRIOT Act. Each Bank hereby notifies the Company that pursuant to the requirements of the Patriot Act, such Bank may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with said Act.

SECTION 10.15 No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section 10.15, the “Banks”), may have economic interests that conflict with those of the Company and its stockholders and/or affiliates. The Company agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders or creditors or any other Person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

SECTION 10.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 10.17 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bank or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company at the time existing under this Agreement held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Bank under this Section 10.17 are in addition to other rights and remedies (including any other rights of setoff) which such Bank may have. Each Bank agrees to notify the Administrative Agent and the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

AXA EQUITABLE HOLDINGS, INC.

By:	/s/ Robin M. Raju

Name:	Robin M. Raju
Title:	Senior Vice President and Treasurer

U.S. Federal Tax Identification No.: 90-0226248

1290 Avenue of the Americas New York, NY 10104
Attention: Robin M. Raju, Senior Vice President and Treasurer
Tel: 212-314-4189

—with a copy to—

Yun Zhang, Vice President and Assistant Treasurer
Tel: 212-314-5030

[AXA – Signature Page to 3-Year Term Loan Agreement]

BANKS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Bank

By:	/s/ Keiko Kiyohara
Name:	Keiko Kiyohara
Title:	Vice President

Address for Notices (for the Administrative Agent):

JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road, NCC5, 1st Floor
Newark, DE, 19713
Attention: JPM Loan and Agency Services
Tel: (302) 634-1964
Fax: (302) 634-4733

—with a copy to—

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 23rd Floor
New York, NY, 10179
Attention: Keiko Kiyohara
Tel:	(212) 270-2342

[AXA – Signature Page to 3-Year Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ Susan Olsen

Name:	Susan Olsen
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ Craig J. Malloy

Name:	Craig J. Malloy
Title:	Director

MORGAN STANLEY BANK, N.A.

By:	/s/ Anjelica Kelly

Name:	Anjelica Kelly
Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Mary E. Auch

Name:	Mary E. Auch
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James Hafener

Name:	James Hafener
Title:	Director

Bank of America, N.A., as a Lender Bank

By:	/s/ Hema Kishnani

Name:	Hema Kishnani
Title:	Vice President

BNP PARIBAS

By:	/s/ Hampton Smith

Name:	Hampton Smith, CFA
Title:	Managing Director

By:	/s/ Marguerite L. Lebon

Name:	Marguerite L. Lebon
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Doreen Barr

Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Warren Van Heyst

Name:	Warren Van Heyst
Title:	Authorized Signatory

Deutsche Bank AG New York Branch

By:	/s/ Virginia Cosenza

Name:	Virginia Cosenza
Title:	Vice President

By:	/s/ Ming K. Chu

Name:	Ming K. Chu
Title:	Director

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz

Name:	Rebecca Kratz
Title:	Authorized Signatory

HSBC Bank USA, National Association, as a lender

By:	/s/ Daniel Hartmann

Name:	Daniel Hartmann
Title:	Vice President

SOCIETE GENERALE

By:	/s/ Rob Roberto

Name:	Rob Roberto
Title:	Head of Financial Institutions Americas

SUNTRUST

By:	/s/ David Fourniez

Name:	David Fourniez
Title:	Director

[AXA – Signature Page to 3-Year Term Loan Agreement]

EXHIBIT A

[Form of Note]

NOTE

New York, New York

, 20

For value received, AXA Equitable Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to [        ] (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of the Term Loan made by the Bank to the Company pursuant to the Term Loan Agreement referred to below on the date provided for in the Term Loan Agreement. The Company promises to pay interest on the unpaid principal amount of the Term Loan on the dates and at the rate or rates provided for in the Term Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Administrative Agent.

The Term Loans made by the Bank, the respective dates, amounts, types and the maturity thereof and all repayments of the principal thereof shall be recorded on its books by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to the Term Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Term Loan Agreement.

This note is one of the Notes referred to in the Term Loan Agreement dated as of February 16, 2018 among the Company, the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, amended and restated or otherwise modified from time to time, the “Term Loan Agreement”). Terms defined in the Term Loan Agreement are used herein with the same meanings. Reference is made to the Term Loan Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first above written.

AXA EQUITABLE HOLDINGS, INC.

By:

Name:
Title:

Note (cont’d)

TERM LOAN AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Type of Term Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXHIBIT B

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Transfer Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Transfer Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of [identify Bank]]

3.	Administrative Agent:	JP Morgan Chase Bank, N.A., as the administrative agent under the Term Loan Agreement

4.	Term Loan Agreement:	Term Loan Agreement, dated as of February 16, 2018, among AXA Equitable Holdings, Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

5.	Assigned Interest:

Facility Assigned	Aggregate Amount of funded Term Loan and Term Loan Commitments	Amount of Term Loan and Term Loan Commitments Assigned	Percentage Assigned of Term Loan and Term Loan Commitments
	$	$	%
	$	$	%
	$	$	%

Transfer Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to] and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]

AXA EQUITABLE HOLDINGS, INC.

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Term Loan Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Term Loan Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is not a Defaulting Bank or a Disqualified Institution, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Term Loan Agreement, (iii) it satisfies the requirements, if any, specified in the Term Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iv) from and after the Transfer Date, it shall be bound by the provisions of the Term Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (vi) if it is a Bank that is not incorporated under the laws of the United States of America or any state thereof, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Bank.

2. Payments. From and after the Transfer Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Transfer Date and to the Assignee for amounts which have accrued from and after the Transfer Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

SCHEDULE I

COMMITMENTS

Lender	Commitments
JPMorgan Chase Bank, N.A.	$200,000,000
Citibank, N.A.	$100,000,000
Barclays Bank PLC	$100,000,000
Morgan Stanley Bank, N.A.	$100,000,000

Total	$500,000,000

SCHEDULE II

[RESERVED]

SCHEDULE III

MATERIAL SUBSIDIARIES

Material Subsidiaries

1. AXA Financial, Inc.

2. AXA Equitable Financial Services, LLC

3. AXA Equitable Life Insurance Company

SCHEDULE IV

HYBRID INSTRUMENTS

None.

SCHEDULE V

DEBT

1. Indebtedness in an aggregate principal amount of approximately $1,007,000,000 of AXA Financial, Inc. owed to AXA, S.A., with a scheduled maturity date of December 18, 2024.

2. Indebtedness in an aggregate principal amount of approximately $354,000,000 of AXA Financial, Inc. owed to AXA Belgium S.A., with a scheduled maturity date of March 30, 2018.

3. Indebtedness in an aggregate principal amount of approximately $770,000,000 of AXA Financial, Inc. owed to AXA Life Insurance Co Ltd. (Japan), with a scheduled maturity date of March 30, 2020.

4. Indebtedness in an aggregate principal amount of approximately $366,000,000 of AXA Financial, Inc. owed to AXA, S.A., with a scheduled maturity date of October 8, 2022.

5. Indebtedness of AXA Financial, Inc. in an aggregate amount of approximately $349,000,000 under the 7% Senior Debentures.

6. Indebtedness issued by AXA Financial, Inc. from time to time prior to the IPO Effective Date pursuant to a commercial paper program in an aggregate principal amount at any time outstanding not to exceed $2,000,000,000.